Exhibit 99.1

AUGUST 13, 2013

Response Biomedical Corp. Announces
2013 Second Quarter Financial Results

VANCOUVER, British Columbia – August 13, 2013 - Response Biomedical Corp. (“Response”) (TSX: RBM, OTCBB: RPBIF) today reported financial results for the quarter and six months ended June 30, 2013.

The Company reported sales of $2.7 million in the second quarter of 2013, a 10% decline from second quarter, 2012. The Company’s gross margin increased 3.7 percentage points versus Q2, 2012, growing from 37.9% to 41.6%. Operating expenses declined 19% to $2.1M this quarter versus last year. GAAP net income of 2013 was $3.3 million, up 40% versus the same period last year. Adjusted Net Loss, which excludes the non-cash impact of the warrant liability, decreased to $1.1 million compared to $1.6 million in the comparative quarter last year. The Company’s adjusted EBITDA this quarter was negative $0.6 million compared to negative $0.8 million last year.

Response’s Chief Executive Officer, Jeff Purvin, commented on Response’s second quarter, 2013, performance, saying “We expected this quarter’s sales might decline given our high level of seasonal Influenza test sales last quarter. In addition, the quarter’s sales results reflect two of our distributors’ decision to delay some of their expected second quarter orders into the third quarter. Offsetting our modest sales declines, however, are markedly increased gross margins and lower operating expenses, the result of continued tight internal financial controls and improved operational efficiencies. We continue to focus on developing and transitioning to an expanded U.S. sales base which, given the sales cycle involved, we believe should result in improved sales in 2014 and beyond. In addition, we are making continued progress towards achieving our own product registrations in China which we expect will help us to stabilize and grow our China base of sales by allowing us to increase the number of distributors of our products in this important market for us.”

Financial results for the three months ended June 30, 2013

●	Product sales decreased 10% to $2.7 million for the three months ended June 30, 2013 compared to $3.0 million for the same period in 2012.

o

Cardiovascular sales decreased to $2.4 million during the three months ended June 30, 2013, compared to $2.8 million in the comparative period in 2012. The decrease is primarily due to what we expect to be a temporary delay in shipments of cardiovascular products by two distributors due to the timing of their receipt of earlier shipments in addition to higher than usual purchases in the second quarter of 2012 from our distributor in Japan.

o	Infectious Disease, Biodefense and West Nile Virus sales increased to $0.4 million during the three months ended June 30, 2013, compared to $0.3 million in the comparative period in 2012.

AUGUST 13, 2013

●

Gross margin increased to 41.6% for the three months ended June 30, 2013, compared to a gross margin of 37.9% for the same period in 2012. The increase is primarily due to a $0.2 million decrease in manufacturing costs incurred spread over the relative same level of production as 2012 reflecting an improvement in manufacturing efficiency in comparison to 2012 resulting in lower costs per test cartridge produced.

●	Operating expenses decreased by 19% to $2.1 million for the three months ended March 31, 2013, compared to $2.6 million in 2012. This decrease is primarily due to:

o

A $347,000 decrease in research and development costs due to the timing of the 2012 clinical development of our newest assay for D-dimer and a $328,000 decrease in general and administrative costs due to a decrease in stock based compensation expense and a decrease in recruiting fees incurred for senior management personnel in 2012. These decreases were partially offset by $178,000 increase in sales and marketing expenses due to an increase in salaries and travel expenditures as a result of the addition of sales and marketing personnel in the U.S. and China.

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As a result of the improved gross margin and reduced operating expenses described above, Adjusted EBITDA for the three months ended June 30, 2013 was negative $0.6 million compared to negative $0.8 million in 2012. Adjusted EBITDA excludes interest expense, interest income, depreciation and amortization, stock-based compensation expense, and the unrealized loss on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as we use this non-GAAP measure internally to evaluate our financial results. A reconciliation between Adjusted EBITDA and GAAP Net income (loss) and Comprehensive income (loss) is included below.

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GAAP Net income for the three months ended June 30, 2013 totaled $3.3 million compared to a $2.4 million net income in the comparative 2012 period. The Net income is primarily due to a $4.5 million unrealized gain on the revaluation of our non-cash warrant liability versus a $4.0 million unrealized gain in the second quarter of 2012. The increase in the unrealized gain is due to the decrease in our share price during the quarter. Share price is an input into the pricing model used for the determination of the value of the warrant liability, and modest changes in the share price can have a significant impact on the valuation of the non-cash warrant liability.

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Adjusted net loss for the three months ended June 30, 2013 totaled $1.1 million compared to a $1.6 million adjusted net loss in the comparative 2012 period. Adjusted net loss excludes the revaluation charge of the non-cash warrant liability. A reconciliation between adjusted net loss and GAAP Net income (loss) and Comprehensive income (loss) is included below.

Financial results for the six months ended June 30, 2013

●	Product sales increased 5% to $6.3 million for the six months ended June 30, 2013, compared to $6.0 million for the six months ended June 30, 2012.

AUGUST 13, 2013

o

Infectious Disease, Biodefense and West Nile Virus sales increased to $1.1 million during the six months ended June 30, 2013, compared to $0.6 million in the comparative period in 2012. The increase is primarily due to the seasonal increase in the demand for Influenza tests during the first quarter based on the severity of the 2012-2013 Influenza season.

o

Cardiovascular sales decreased to $5.2 million during the six months ended June 30, 2013, compared to $5.4 million in the comparative period in 2012. The decrease is primarily due to higher than usual purchases in the second quarter of 2012 from our distributor in Japan.

●

Gross margin was 43.4% during the six months ended June 30, 2013, compared to a gross margin of 40.2% in 2012. Gross margin increased as a result of a decrease in manufacturing costs incurred spread over the relative same level of production in the same period in 2012 reflecting an improvement in manufacturing efficiency. In addition, gross margin benefited from higher infectious disease, Biodefense, and West Nile Virus test sales, which are sold at higher average selling prices in comparison to our Cardiovascular tests.

●

Operating expenses decreased to $4.0 million during the six months ended June 30, 2013, compared to $4.4 million in 2012. The decrease is primarily due to a decrease in development costs due to the timing of the clinical development of our D-dimer assay in 2012, a decrease in stock based compensation expense and a decrease in recruiting fees incurred for senior management personnel in 2012. These decreases were partially offset by increased salary and travel costs as a result of the addition of sales and marketing personnel in the U.S. and China.

●

Adjusted EBITDA for the six months ended June 30, 2013 was negative $0.4 million compared to negative $1.1 million in 2012 as a result of the improved gross margin and reduced operating expenses described above.

●

GAAP Net loss for the period totaled $6.6 million during the six months ended June 30, 2013, compared to a $3.3 million net loss in the comparative 2012 period. The loss is primarily due to a $5.1 million unrealized loss on the revaluation of our non-cash warrant liability versus a $1.0 million unrealized loss in the first half of 2012. The increase in the unrealized loss is due to the significant increase in our share price during the first half of 2013.

●	Adjusted net loss for the six months ended June 30, 2013 totaled $1.5 million compared to a $2.3 million adjusted net loss in the comparative 2012 period.

●	Cash and cash equivalents as of June 30, 2013 were $1.3 million compared to $2.1 million as of March 31, 2013.

For a further discussion of the Company’s financial results for the second quarter of 2013, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

AUGUST 13, 2013

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and on an “adjusted” (or non-GAAP) basis for the quarter and six months ended June 30, 2013 and 2012. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliation of GAAP Net income (loss) and comprehensive income (loss) to Adjusted EBITDA and Adjusted Net loss are included in the tables below to facilitate a reader’s understanding of the impact of this adjustment to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA or Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, Flu A + B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

More specifically, the RAMP® 200 is an advanced, multi-port version of Response’s single-port RAMP® Reader. It is ideally suited for small laboratories and can also be a less expensive solution for high throughput laboratories as it allows for the running of up to 36 individual tests per hour. Both the RAMP® Reader and RAMP® 200 devices utilize Response’s patented technology for providing lab quality test results within minutes. More information on the proprietary RAMP® Platform can be found at www.responsebio.com.

The Company has achieved CE Marking and 510(k) clearance for Response Infectious Disease and Response Cardiovascular tests on the RAMP® Platform and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding the markedly increased gross margins and lower operating expenses as a result of continued tight internal financial controls and improved operational efficiencies, our expectation of a temporary delay in shipments of cardiovascular products by two of our distributors, our belief that our focus on developing and transitioning to U.S. sales base should result in improved sales in 2014 and beyond, and our expectation that achieving our own product registrations in China will help us to stabilize and grow our China base of sales by allowing us to increase the number of distributors of our products in this important market for us. These statements are only predictions based on the Company’s current expectations and projections about future events. Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.

AUGUST 13, 2013

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Product sales	$2,748	$3,038	$6,309	$6,020
Cost of sales	1,606	1,888	3,571	3,601
Gross profit	1,142	1,150	2,738	2,419
Gross margin on product sales	42%	38%	43%	40%
Operating expenses	2,130	2,627	3,993	4,442
Other expenses (excluding unrealized loss on revaluation of warrant liability)	139	127	261	286
Adjusted net loss	$(1,127)	$(1,604)	$(1,516)	$(2,309)
Unrealized (gain) loss on revaluation of warrant liability	(4,470)	(3,995)	5,105	1,006
Net income (loss) and comprehensive income (loss)	$3,343	$2,391	$(6,621)	$(3,315)
Income (Loss) per common share - basic	$0.51	$0.37	$(1.01)	$(0.51)
Income (Loss) per common share - diluted	$(0.14)	$(0.23)	$(1.01)	$(0.51)

AUGUST 13, 2013

Reconciliation of Adjusted EBITDA to GAAP Net Income (Loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted EBITDA	$(563)	$(791)	$(412)	$(1,068)
Interest Expense	175	185	351	372
Interest Income	(4)	(10)	(7)	(15)
Income tax expense	14	-	14	-
Depreciation and Amortization	198	241	430	481
Stock-based compensation	181	397	316	403
Unrealized (gain)loss on revaluation of warrant liability	(4,470)	(3,995)	5,105	1,006
Net income (loss) and comprehensive income (loss)	$3,343	$2,391	$(6,621)	$(3,315)

Reconciliation of Adjusted Net Loss to GAAP Net Income (Loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted Net loss	$(1,127)	$(1,604)	$(1,516)	$(2,309)
Unrealized (gain)loss on revaluation of warrant liability	(4,470)	(3,995)	5,105	1,006
Net income (loss) and comprehensive income (loss)	$3,343	$2,391	$(6,621)	$(3,315)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer
ir@responsebio.com